Exhibit 99

Penn Virginia Resource Partners, L.P.

One Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact: Frank A. Pici, Vice President and Chief Financial Officer

(610) 687-8900 Fax (610) 687-3688 E-Mail: invest@pvresource.com

PENN VIRGINIA RESOURCE PARTNERS, L.P. COMPLETES REFINANCING

RADNOR, Pa., March 28, 2003 - Penn Virginia Resource Partners, L.P. (NYSE: PVR) announced today that it closed a private placement of $90 million of senior unsecured notes on March 27, 2003. The notes bear interest at a fixed rate of 5.77 percent and mature over a ten year period ending on March 27, 2013, with semi-annual interest payments through March 2004 followed by semi-annual principal and interest payments beginning in September 2004. Proceeds of the notes after the payment of expenses related to the private placement have been used to repay PVR's $43.4 million term loan and to repay $45 million outstanding on its revolving credit facility.

Concurrent with the closing of the private placement, PVR entered into an interest rate derivative transaction to effectively convert $30 million of the debt from a fixed interest rate to a floating interest rate which will be determined semi-annually and will be based on the six month London Interbank Offered Rate plus 2.36 percent. The floating rate as of the date of the private placement closing was 3.63 percent.

A. James Dearlove, PVR's Chairman and Chief Executive Officer, stated, "We are pleased to complete this refinancing in the lowest interest rate environment in over 40 years. The interest rate derivative transaction further reduces the effective interest rate on this debt in the foreseeable future. The private placement also improves PVR's access to capital under its revolving credit facility."

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Penn Virginia Resource Partners, L.P. (NYSE: PVR) was formed by Penn Virginia Corporation (NYSE: PVA) to manage coal properties and related assets. The Partnership also provides fee-based coal preparation and transportation facilities to some of its lessees to enhance their production levels and to generate additional coal services revenues. In addition to the coal business, the partnership generates revenues from the sale of timber growing on its properties. PVR is headquartered in Radnor, PA.

Forward-looking statements: Penn Virginia Resource Partners, L.P. is including the following cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, PVR. With the exception of historical matters, any matters discussed are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934) that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: changes in interest rates, acquisitions, expected commencement dates of coal mining, projected quantities of future coal production and cash flows generated by lessees producing coal from reserves leased from PVR, costs and expenditures, projected demand for coal, projected supply of coal, and lessee delays or defaults in making payments, all of which will affect revenue levels, prices, royalties and minimum rental payments received by PVR. Additional information concerning these and other factors can be found in PVR's press releases and public periodic filings with the Securities and Exchange Commission, including PVR's Annual Report on Form 10-K for the year ended December 31, 2001 filed on March 22, 2002. Except as required by applicable securities laws, PVR does not intend to update its forward-looking statements.